                                                                                                                     EXHIBIT 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318.484.7400
www.cleco.com
NEWS RELEASE
Analyst Contact:	Media Contact:
Cleco Corporation	Cleco Corporation
Russell Davis	Fran Phoenix
(318) 484-7501	(318) 484-7467
Russell.Davis@cleco.com

Investor Contact:
Cleco Corporation
Rodney Hamilton
(318) 484-7593
Rodney.Hamilton@cleco.com

For Immediate Release

Cleco Corp. Posts 2010 First Quarter Earnings of $150.0 Million

Includes $116.5 million of one-time gains from Evangeline and Acadia transactions

PINEVILLE, La., May 5, 2010 – Cleco Corp. (NYSE: CNL)

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
	Diluted EPS
	Three months ended March 31
Subsidiary	2010	2009
Cleco Power LLC	$0.53	$0.25
Cleco Midstream Resources LLC1 (excluding 2010 gains from the Evangeline and Acadia transactions)	(0.03)	(0.14)
Corporate and Other1,2	0.05	-
Operational earnings per share (Non-GAAP)	0.55	0.11
Adjustments3	1.93	-
Earnings per share applicable to common stock	$2.48	$0.11

GAAP refers to United States generally accepted accounting principles

1Includes affiliate interest charges/interest income on affiliate debt related to Cleco’s investment in Acadia of $0.01 per share for the quarter ended March 31, 2009
2Includes dividends on preferred stock
3Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corporation

“We are very pleased with our first quarter results.  They reflect not only a colder than normal winter, but our success in completing a number of strategic initiatives,” said Mike Madison, president and chief executive officer of Cleco Corp.  “Cleco Power had sales increases of over 17 percent from last year and set an all-time peak of 2,310 megawatts on January 11, 2010.  Cleco Power also brought Rodemacher Unit 3 into commercial operation and implemented our new retail rates.  Cleco Midstream saw improved operational performance and recorded gains from the restructuring of the Evangeline tolling agreement and the sale of Acadia Unit 1.”

Recent Developments:

On April 30, 2010, Cleco’s Board of Directors approved, subject to regulatory approval, a $73 million advanced metering technology project for the installation of “smart electric meters” that enable two-way communication capabilities between a home or business and a utility company.  Funding for the project will include a $20 million grant from the Department of Energy.  The project will still require Louisiana Public Service Commission approval.

Dividend:

On April 30, 2010, Cleco’s Board of Directors officially declared a dividend payment of $0.25 per share of common stock payable on May 15, 2010.  In January 2010, the Board approved a dividend policy which included an 11 percent increase in quarterly common stock dividends from $0.225 per share to $0.25 per share.  The 11 percent increase will result in an annual dividend rate of $1.00 per share of Cleco common stock, subject to the Board’s official declaration of each future dividend.

Earnings Guidance:

Cleco is reaffirming the consolidated 2010 earnings target in the range of $2.05 – $2.15 per share.  The 2010 consolidated earnings estimate includes normal weather and excludes one-time results of the Evangeline transaction and the Acadia transactions.

Financial Highlights:

First Quarter 2010
•	Cleco reports first-quarter earnings applicable to common stock of $150.0 million, or $2.48 per diluted share, compared to $6.6 million, or $0.11 per diluted share, for the first quarter of 2009.

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Cleco Corporation

Quarter-Over-Quarter Operational EPS Reconciliation:

$0.11	2009 First-Quarter Diluted Operational EPS

0.45	Non-fuel revenue
0.01	Energy hedging, net
0.06	Income taxes
(0.09)	Other expenses, net
(0.15)	AFUDC (allowance for funds used during construction)
$0.28	Cleco Power results

0.11	Cleco Midstream results

0.05	Corporate results

$0.55	2010 First-Quarter Diluted Operational EPS

1.93	Adjustments1

$2.48	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue increased $0.45 per share compared to the first quarter of 2009 primarily due to higher electric sales to retail and wholesale customers. The impact of the base rate increase that became effective upon the commercial operation of Rodemacher Unit 3 was approximately $0.27 per share while the impact from colder winter weather and new service to a wholesale customer was approximately $0.16 per share.  Also contributing to the increase was $0.02 per share related to the receipt of mineral lease bonus payments.

•	Lower realized and mark-to-market losses on energy hedging positions tied to a fixed-price wholesale contract increased earnings by $0.01 per share compared to the first quarter of 2009.

•
Income taxes increased earnings by $0.06 per share compared to the first quarter of 2009 as a result of a $0.09 per share increase in state flow-through tax benefits, which included a $0.05 per share adjustment related to the implementation of the new rates.  Partially offsetting this was a $0.03 per share adjustment for Medicare Part D resulting from the recently enacted health care legislation.

•
Other expenses, net were $0.09 per share higher compared to the first quarter of 2009 primarily due to higher depreciation expense resulting from Rodemacher Unit 3 being placed in service and the acquisition of Acadia Unit 1 along with higher operating and maintenance expenses.

•
AFUDC, primarily associated with the completion of the Rodemacher Unit 3 project, reduced earnings $0.15 per share compared to the first quarter of 2009.  The equity portion of AFUDC associated with the Rodemacher Unit 3 project was down $0.12 per share, while the debt portion of AFUDC was down $0.03 per share compared to the first quarter of 2009.

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Cleco Corporation

Cleco Midstream Resources

•
Evangeline was up $0.07 per share compared to the first quarter of 2009 primarily due to lower maintenance expenses resulting from the absence of a 2009 outage and lower interest charges.  Partially offsetting this increase was lower tolling revenue resulting from the Evangeline restructuring and the pricing of the new tolling agreement.

•
Acadia was up $0.04 per share compared to the first quarter of 2009 primarily due to lower depreciation expense resulting from certain Acadia assets meeting the criteria of assets held for sale and higher tolling revenue from the interim tolling agreement with Cleco Power.

For a discussion of other transactions affecting the results of Cleco Midstream, please refer to “Operational Earnings Adjustments — Gains from Evangeline and Acadia Transactions” below.

Corporate and Other

•
Income taxes increased earnings by $0.09 per share compared to the first quarter of 2009 primarily due to the adjustment to record tax expense at the projected annual effective consolidated tax rate.  The consolidated projected annual effective tax rate is 35.6% for 2010.  In the first quarter of 2010, Cleco had a disproportionate level of earnings at Midstream arising primarily from the Evangeline and Acadia transactions which were taxed at higher rates.  Accordingly, a favorable adjustment of $0.07 per share was recorded in the first quarter of 2010 at the corporate level to bring the consolidated effective tax rate back to 35.6%.  In the first quarter of 2009, a corresponding unfavorable adjustment of $0.02 per share was recorded.

•
Higher other miscellaneous expenses decreased earnings by $0.04 per share compared to the first quarter of 2009 primarily due to the absence of adjustments related to amended franchise tax returns filed in 2009.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share to evaluate the operations of Cleco and to establish goals for management and employees.  Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented.  Operational earnings as presented here may not be comparable to similarly titled measures used by other companies.  The following table provides a reconciliation of operational earnings per share to reported GAAP earnings per share.

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Cleco Corporation

Reconciliation of Operational EPS to Reported GAAP EPS
	Diluted EPS
	Three months ended March 31
	2010	2009
Operational earnings per share	$0.55	$0.11
Company/trust-owned life insurance policy adjustments	0.01	-
Gain from Evangeline transaction	1.51	-
Gain from Acadia transaction	0.41	-
Reported GAAP earnings per share	$2.48	$0.11

Reconciling adjustments from operational earnings per share to GAAP earnings per share are as follows:

COLI/TOLI Adjustments

Cleco has both Company-Owned Life Insurance and Trust-Owned Life Insurance (COLI/TOLI) policies covering certain members of management.  These policies are payable to Cleco upon death of the insured.  COLI/TOLI assets are acquired at fair value and adjusted for changes in market value and any payments/redemptions of cash surrender values.  The resulting adjustments for these items increased earnings by $0.01 per share for the first quarter of 2010 and had no impact for the first quarter of 2009.  Cleco is unable to predict changes in the market values and amounts of cash surrender values of these policies and management does not consider these adjustments to be a component of operational earnings.

Gains from Evangeline and Acadia Transactions

On Feb. 22, 2010, the existing Evangeline tolling agreement was terminated and a new tolling agreement was executed with the same counterparty and resulted in the recognition of a gain of $1.51 per share for the first quarter of 2010.  On Feb. 23, 2010, Cleco Power’s acquisition of one of Acadia’s two 580-megawatt units, the related materials and supplies, and half of its common facilities was completed and also resulted in the recognition of a gain of $0.41 per share for the first quarter of 2010.  Because these are one-time gains, management does not consider these adjustments to be components of operational earnings.

Cleco management will discuss the company’s first-quarter 2010 results during a conference call scheduled for 11 a.m. Eastern time (10 a.m. Central time) Thursday, May 6, 2010.  The call will be webcast live on the Internet.  A replay will be available for 12 months.  Investors may access the webcast through the company’s Web site at www.cleco.com by selecting “For Investors” and then “Cleco Corporation First-Quarter 2010 Earnings Conference Call.”

Cleco Corp. is a regional energy company headquartered in Pineville, La. It operates a regulated electric utility company, Cleco Power LLC, which serves about 277,000 retail customers across Louisiana.  Cleco also operates a wholesale energy business, Cleco Midstream Resources LLC, which includes the pending sale of Acadia Power Station Unit 2.  This year marks the 75th anniversary of Cleco Power serving Louisiana customers.  For more information about Cleco, visit www.cleco.com.

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Cleco Corporation

	For the three months ended March 31
(Unaudited)	(million kWh)			(thousands)
	2010	2009	Change	2010	2009	Change
Electric Sales
Residential	1,040	816	27.5%	$46,498	$32,195	44.4%
Commercial	591	542	9.0%	29,563	22,950	28.8%
Industrial	544	587	(7.3)%	14,160	12,820	10.5%
Other retail	35	33	6.1%	1,757	1,387	26.7%
Surcharge	-	-	-	4,195	5,214	(19.5)%
Other	-	-	-	(975)	-	-
Total retail	2,210	1,978	11.7%	95,198	74,566	27.7%
Sales for resale	190	89	113.5%	8,783	3,111	182.3%
Unbilled	(124)	(132)	6.1%	10,967	(4,859)	325.7%
Total retail and wholesalecustomer sales	2,276	1,935	17.6%	$114,948	$72,818	57.9%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended March 31	2010	2009
Operating revenue
Electric operations	$252,798	$202,865
Tolling operations	7,464	-
Other operations	10,876	7,109
Affiliate revenue	1,149	2,962
Total operating revenue	272,287	212,936
Operating expenses
Fuel used for electric generation	94,582	88,303
Power purchased for utility customers	48,219	45,718
Other operations	26,654	24,951
Maintenance	13,837	10,559
Depreciation	24,253	19,134
Taxes other than income taxes	8,802	7,033
Loss on sales of assets	39	-
Total operating expenses	216,386	195,698
Operating income	55,901	17,238
Interest income	162	411
Allowance for other funds used during construction	9,805	16,991
Equity income (loss) from investees	37,847	(11,751)
Gain on toll settlement	148,402	-
Other income	1,079	1,285
Other expense	(925)	(1,095)
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	26,007	21,316
Allowance for borrowed funds used during construction	(3,572)	(6,213)
Total interest charges	22,435	15,103
Income before income taxes	229,836	7,976
Federal and state income tax expense	79,866	1,326
Net income	149,970	6,650
Preferred dividends requirements, net of tax	12	12
Net income applicable to common stock	$149,958	$6,638

Average shares of common stock outstanding
Basic	60,326,020	60,097,929
Diluted	60,581,060	60,366,170
Basic earnings per share
Net income applicable to common stock	$2.49	$0.11
Diluted earnings per share
Net income applicable to common stock	$2.48	$0.11
Cash dividends paid per share of common stock	$0.225	$0.225

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At March 31, 2010	At Dec. 31, 2009
Assets
Current Assets
Cash and cash equivalents	$92,222	$145,193
Accounts receivable, net	79,814	70,557
Other current assets	257,532	278,175
Total Current Assets	429,568	493,925
Property, plant and equipment, net	2,742,051	2,247,030
Equity investment in investees	83,030	251,617
Prepayments, deferred charges and other	683,580	702,275
Total Assets	$3,938,229	$3,694,847
Liabilities
Current Liabilities
Short-term debt	$150,000	$-
Long-term debt due within one year	11,869	11,478
Accounts payable	61,937	114,541
Other current liabilities	216,009	115,785
Total Current Liabilities	439,815	241,804
Deferred credits	990,542	1,016,672
Long-term debt, net	1,253,695	1,320,299
Total Liabilities	2,684,052	2,578,775
Shareholders’ Equity
Preferred stock	1,029	1,029
Common shareholders’ equity	1,264,523	1,126,334
Accumulated other comprehensive loss	(11,375)	(11,291)
Total Shareholders’ Equity	1,254,177	1,116,072
Total Liabilities and Shareholders’ Equity	$3,938,229	$3,694,847

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Please note:  In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances, including, without limitation, statements regarding the completion of the Acadia/Entergy Louisiana transaction.  There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the financial condition of the company’s tolling agreement counterparty, the performance of the tolling agreement by such counterparty, the completion of the Acadiana Load Pocket project, the completion of the Acadia/Entergy Louisiana transaction, the impact of the global economic downturn, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  Actual results may differ materially from those indicated in such forward-looking statements.